Exhibit 5.1

June 9, 2025

Board of Directors

Nano Nuclear Energy Inc.

10 Times Square, 30th Floor

New York, New York 10018

Re:	Nano Nuclear Energy Inc. – Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as Nevada counsel to Nano Nuclear Energy Inc., a Nevada corporation (the “Company”) in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed on even date herewith by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration for resale by certain selling stockholders of the Company (“Selling Stockholders”) of up to 3,888,889 shares (the “Shares”) of common stock, $0.0001 par value per share, of the Company (the “Common Stock”) issued in a private placement pursuant to that certain Securities Purchase Agreement, dated as of May 26, 2025, between the Company and the Purchasers (the “Purchase Agreement,” together with the Registration Rights Agreement, the “Transaction Documents”). Capitalized terms that are used and not defined in this letter or in the Schedules hereto have the meanings given to them in the Transaction Documents.

This letter and the opinions contained herein shall be interpreted in accordance with the Core Opinion Principles as published in 74 The Business Lawyer 801, 815 (2019).

We have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein only as to the Nevada Revised Statutes (the “NRS”) and the reported judicial decisions interpreting such law, as currently in effect. In that regard, we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Nevada, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

In arriving at the opinions expressed below we have reviewed and relied upon the following:

1. Articles of Incorporation of the Company filed with the Nevada Secretary of State on February 8, 2022, as amended on March 4, 2024 (the “Articles of Incorporation”).

2. Amended and Restated By-Laws of the Company adopted and effective on March 4, 2024 (collectively with the Articles of Incorporation, the “Charter Documents”).

3. The Certificate of Good Standing of the Company issued by the Nevada Secretary of State on June 9, 2025.

4. Officer’s Certificate from the President of the Company dated June 9, 2025 (“Officer’s Certificate”).

5. Unanimous Written Consents to Action of the Board of Directors of the Company, dated May 25, 2025 and May 26, 2025, respectively.

6. The Transaction Documents.

Documents 1-6 are sometimes referred to as the “Reliance Documents.”

In connection with this opinion letter, we have examined and relied upon the representations and warranties as to factual matters contained in and made pursuant to the Reliance Documents, and upon such other documents as in our judgment are necessary or appropriate to enable us to render the opinions expressed herein.

Our knowledge of the Company and its legal and other affairs is limited by the scope of our engagement, which scope includes the delivery of this opinion letter. We do not represent the Company with respect to all legal matters or issues. The Company may employ other independent counsel and, to our knowledge, handles certain matters and issues without the assistance of independent counsel.

In our examination of the foregoing, we have assumed, without independent investigation or verification: (i) the genuineness of all signatures on all agreements, instruments and other documents submitted to us; (ii) the legal capacity and authority of all persons or entities executing all agreements, instruments and other documents submitted to us; (iii) the authenticity and completeness of all agreements, instruments, corporate records, certificates and other documents submitted to us as originals; (iv) that all agreements, instruments, corporate records, certificates and other documents submitted to us as certified, electronic, facsimile, conformed, photostatic or other copies conform to authentic originals thereof, and that such originals are authentic and complete; (v) the due authorization, execution and delivery of all instruments, agreements, and other documents by the parties thereto other than the Company; (vi) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for the purposes of this letter are true and correct; and (vii) that the officers and directors of the Company have properly exercised their fiduciary duties. We have assumed that the issuance and sale of the Shares by the Company will not violate or constitute a default or breach under (a) any agreement or instrument to which the Company is subject, (b) any law, rule or regulation to which the Company is subject other than the NRS, (c) any judicial or regulatory order or decree of any governmental authority, or (d) any consent, approval, license, authorization or validation of, or filing, recording or registration with any governmental authority.

Opinion:

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the Shares have been duly authorized and are validly issued, fully paid and non-assessable shares of Common Stock.

This opinion letter is given as of the date hereof and we assume no obligation to advise you of changes that may hereafter be brought to our attention.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ PARSONS BEHLE & LATIMER

PARSONS BEHLE & LATIMER